Exhibit 10.18.1

Compensatory Arrangements with Executive Officers

Compensation for executives at TECO Energy, Inc. (the “Corporation”) consists of several components. Included among these are base salary and an annual incentive award program.

Base salary information for named executive officers for 2009 is set forth in the table below (which salaries are the same as in 2008).

The Corporation’s annual incentive plan, last amended in February 2009, is included as Exhibit 10.4 to the Corporation’s Annual Report on Form 10-K to which this document is an exhibit (the “Report”). The 2009 target award percentages for awards under the annual incentive plan for the named executive officers are set forth in the table below (which target award percentages are the same as in 2008).

Compensatory arrangements relating to other aspects of the Corporation’s executive compensation program are included as exhibits to the Report. Mr. Hudson also receives a monthly housing and travel allowance of $5,000, in recognition of his retaining his primary residence in Miami.

Named Executive Officer Salary and Target Award Percentage Information for 2009

Name	Title	Salary	Target Award %
Sherrill W. Hudson	Chairman and CEO	$826,189	80%
John B. Ramil	President and Chief Operating Officer	$534,000	70%
Gordon L. Gillette	Executive Vice President and Chief Financial Officer	$455,500	60%
Charles R. Black	President of Tampa Electric	$368,460	55%
William N. Cantrell	President of Peoples Gas System	$313,000	40%